Exhibit 10.7

ANNUAL INCENTIVE PLAN

OF

CHEVRON PHILLIPS CHEMICAL COMPANY LLC

(As Amended and Restated Effective January 1, 2005)

ANNUAL INCENTIVE PLAN

OF

CHEVRON PHILLIPS CHEMICAL COMPANY LLC

(As Amended and Restated Effective January 1, 2005)

i

ANNUAL INCENTIVE PLAN

OF

CHEVRON PHILLIPS CHEMICAL COMPANY LLC

(As Amended and Restated Effective January 1, 2005)

PURPOSE

The purpose of this amended and restated Annual Incentive Plan (the “Plan”) is to attract, motivate, and retain qualified management personnel by providing to them an annual incentive compensation plan that will provide competitive compensation opportunities similar to those of comparable companies in the chemical industry, align the interests of key management with the interests of the Company’s owners, and assist the Company in achieving its goals of being the top performer in each of its businesses.

The Plan is intended to be a “bonus program” within the meaning of Labor Reg. § 2510.3-2(c) and, therefore, is not intended to be subject to the requirements of ERISA. It is also intended to comply with the requirements of Section 409A of the Internal Revenue Code, as added by the American Jobs Creation Act of 2004 (“Section 409A”), to the extent such provisions apply.

The Plan was originally established effective January 1, 2001.

The Plan is, except as otherwise set forth in the document, amended and restated effective January 1, 2005.

1.             Interpretation and Definitions

(a)                                  General.

(1)           Interpretation. Unless a clear contrary intention appears, for purposes of construction of this Plan and all related Plan Documents:

(i)            the singular number includes the plural number and vice versa;

(ii)           reference to any person includes such person’s successors and assigns but, if applicable, only if such successors and assigns are permitted by the Plan Documents, and reference to a person in a particular capacity excludes such person in any other capacity or individually;

(iii)          reference to any gender includes the other gender;

(iv)          reference to any Plan Document or any other agreement, document or instrument means the applicable Plan Document or such other agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;

(v)           reference to any law means such law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any law means that provision of such law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision;

(vi)          reference in any Plan Document to any article, section, appendix, schedule or exhibit means such article or section thereof or appendix, schedule or exhibit thereto;

(vii)         “hereunder”, “hereof”, and words of similar import shall be deemed references to a Plan Document as a whole and not to any particular article, section or other provision thereof;

(viii)        “including” (and with the correlative meaning “include”) means including without limiting the generality of any description preceding such term;

(ix)           “or” is not exclusive;

(x)            relative to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding;” and

(xi)           references to days, weeks, months, quarters and years are references to such periods as determined by the Gregorian calendar.

(2)           Accounting Terms. In each Plan Document, unless expressly otherwise provided, accounting terms shall be construed and interpreted, and accounting determinations and computations shall be made, in accordance with generally accepted accounting principles.

(3)           Conflict in Plan Documents. If there is any conflict between any two or more Plan Documents, such Plan Documents shall be interpreted and construed, if possible, so as to avoid or minimize such conflict but, to the extent (and only to the extent) of such conflict, the Plan Document dealing most specifically with the matter as to which there is a conflict shall prevail and control. If it cannot be determined which Plan Document deals most specifically with a matter as to which there is a conflict then the Plan shall prevail and control.

(b)           Definitions.

(1)           “Annual Incentive Plan Award” or “AIP Award” means an award of cash made pursuant to the Plan (or any prorated portion thereof).

(2)           “Board” means the Board of Directors of the Company.

(3)           “Bonus Level Employee” means:

(i)            with respect to Employees on the U.S. Dollar payroll of a Participating Employer, any regular, full-time Employee (including an Employee who is also a director or an officer) who is a pay grade 90 or above; and

(ii)           with respect to Employees who are not on a U.S. Dollar payroll, those Employees who are employed within pay grades which are deemed by the Committee to be equivalent to grades 90 or above.

Notwithstanding anything contained in the Plan to the contrary, any person who, pursuant to a written contract with a Participating Employer that provides that he is an independent contractor and not an Employee, shall be excluded from the definition of Bonus Level Employee and shall not be eligible to participate in the Plan during the period such written contract is in effect regardless of such person’s reclassification as an Employee for such period by the Internal Revenue Service for tax withholding purposes. If, during any period, a Participating Employer has not treated an individual as an Employee and, for that reason, has not withheld employment taxes with respect to that individual, then that individual shall not be a Bonus Level Employee for that period, even in the event that the individual is determined, retroactively, to have been an Employee during all or any portion of that period.

(4)           “Chevron” means Chevron Corporation, or such entity as may be controlled by Chevron Corporation, that directly or indirectly holds a membership interest in the Company.

(5)           “Committee” means the Compensation Committee of the Board.

(6)           “Company” means Chevron Phillips Chemical Company LLC and any successor entity.

(7)           “ConocoPhillips” means ConocoPhillips, or such entity as may be controlled by ConocoPhillips, that directly or indirectly holds a membership interest in the Company.

(8)           “Date of Termination” means the date on which a Participant ceases to be an Employee.

(9)           “Deferred Compensation Plan” means the Chevron Phillips Chemical Company LP Executive Deferred Compensation Plan.

(10)         “Disability” means the Participant is eligible for, and is continuously receiving disability insurance benefits under the Social Security Act or the Participating Employer’s long-term disability plan.

(11)         “Employee” means any employee of a Participating Employer.

(12)         “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(13)         “Layoff” means termination of employment by reason of layoff pursuant to the Chevron Phillips Chemical Company LP’s severance program or similar program adopted by a Participating Employer.

(14)         “Parent Company” means Chevron, ConocoPhillips, and their respective successors.

(15)         “Participant” means an Employee who has been designated as a participant pursuant to Section 3.

(16)         “Participating Employer” means the Company and any direct or indirect subsidiary entity of the Company which, with the Company’s consent, has adopted the Plan.

(17)         “Plan” means the Annual Incentive Plan of Chevron Phillips Chemical Company LLC.

(18)         “Plan Document” means this Plan, any administrative procedures that may from time to time be adopted by the Committee (including Schedule A), and any other document defining the defining the rights and liabilities of any Participant.

(19)         “Plan Year” means a period of twelve (12) months beginning on January 1 of any calendar year.

(20)         “Retirement” means a Participant’s Termination of Service in connection with the attainment of any applicable early retirement age or normal retirement age as defined in the Chevron Phillips Chemical Company LP Retirement Plan or any retirement plan of any Participating Employer. A Participant whose Termination of Service occurs while eligible to retire under any of such plans, but who does not elect to immediately commence the receipt of benefits thereunder, shall nevertheless be deemed to have retired under such plan for purposes of this Plan.

(21)         “Salary” means the annualized base rate of a Participant as of December 31 of the Plan Year with respect to which an AIP Award is made or, in the case of (i) Disability, the base rate of the Participant when he is placed on Disability or (ii) Termination of Service by reason of Retirement, Layoff, death, or transfer to a Parent Company, the base rate of the Participant on his Date of Termination.

(22)         “Termination of Service” occurs when a Participant ceases to serve as an Employee for any reason.

2.             Administration of the Plan

(a)           The Plan shall be administered by the Committee.

(b)           Notwithstanding any other provision of the Plan, the Plan shall be interpreted, operated and administered in a manner consistent with Section 409A.

(c)           The Committee may establish, from time to time and at any time, subject to the limitations of the Plan as set forth herein, such rules and regulations and amendments and supplements thereto, as it deems necessary to comply with applicable law and for the proper administration of the Plan.

(d)           The Committee’s interpretation and construction of the provisions of the Plan and rules and regulations adopted by the Committee shall be final. No member of the Committee or the Board shall be liable for any action taken, or determination made, in respect of the Plan in good faith.

(e)           The members of the Committee may retain counsel, employ agents, and provide for such clerical, accounting and consulting services as they may require in carrying out the provisions of the Plan; and may allocate among themselves or delegate to other persons all or such portion of their duties under the Plan as they, in their sole discretion, shall decide. Each member of the Committee and each member of the Board shall be fully justified in relying upon or acting in good faith upon any opinion, report, or information furnished in connection with the Plan by any accountant, counsel, or other specialist so retained (including financial officers of the Company, whether or not such persons are Participants in the Plan).

(f)            This Plan may be adopted by such subsidiary entities of the Company as the Board or Committee may approve, whereupon such entities shall become Participating Employers.

3.                                      Eligibility and Participation

(a)           Except as otherwise provided herein, all regular, full time Employees who are Bonus Level Employees as of January 1 of the Plan Year shall be Participants in the Plan.

(b)           Notwithstanding anything contained in the Plan Documents to the contrary, the Committee may from time to time select additional Employees or classes of Employees for participation in the Plan, and may direct that specific Bonus Level Employees, or classes of Bonus Level Employees be removed from participation. Any such determination may be made at any time prior to the payment of AIP Awards with respect to any Plan Year, and may be made with respect to participation during all or any part of any Plan Year.

(c)           If, during a Plan Year, a regular, full-time Employee is promoted to a pay grade of 90 or above, the Employee will become a Participant in the Plan, and will be eligible for an AIP Award for said Plan Year. Such AIP Award will be prorated for the period which begins on the date of promotion and ends as of the end of the applicable Plan Year in question. If, during a Plan Year, an individual is hired as an Employee in a pay grade of 90 or above, the Employee will become a Participant in the Plan, and will be eligible for an AIP Award for said Plan Year. Such AIP Award will be prorated for the period which begins on the date of employment and ends as of the end of the applicable Plan Year. If, during a Plan Year, a Participant is demoted to a pay grade lower than 90, his AIP Award for said Plan Year will be prorated for the period which begins on the first day of the applicable Plan Year and ends on the effective date of the Employee’s demotion.

If during the Plan Year a Participant transfers between pay grade levels for Bonus Level Employee, his AIP Award will be determined by: Dividing the number of months in each pay grade level by 12. Multiplying each quotient by the corresponding target percentage for the pay grade as set forth in Paragraph 1 of Schedule A. The AIP Award for which the Participant will be considered is the sum of the products. In this regard, the Participant will receive credit for each month based on the grade level in which the Participant resides on the first day of each month.

4.             AIP Awards

(a)           As soon as practicable following the beginning of each Plan Year, the Committee shall (1) make such determinations as it may deem appropriate with respect to the selection of Participants for such Plan Year; and (2) establish target AIP Awards for each Participant which will be measured as a percentage of the Participant’s Salary based upon the Participant’s grade level, as more particularly described in the Administrative Procedures document, attached hereto as ScheduleA.

At the end of each Plan Year, the Committee shall evaluate the Company’s performance based upon performance measures approved by the Committee at the beginning of the applicable Plan Year under the Company’s Employee Incentive Program (“EIP”) to determine what percentage of the Participant’s AIP Award target amount will be awarded the Participant. The percentage may range from 0% to 200%.

Any resultant AIP Award may be further adjusted as a result of the application of the provisions in Section 4(b) or by the Committee in its sole and absolute discretion whether in individual cases or in the aggregate.

(b)           Notwithstanding anything contained in the Plan Documents to the contrary, in the event that any Participant engages in any activity which the Committee judges to be detrimental to any Participating Employer, or otherwise fails to perform his obligations as a regular, full-time Employee, the Committee may cancel or reduce the AIP Award in whole or in part at any time prior to payment of the AIP Award.

5.             Payment of AIP Awards

(a)           AIP Awards for Plan Year 2004 were paid in a lump sum between January 1, 2005 and March 15, 2005. AIP Awards for Plan Years beginning on or after January 1, 2005 will be paid in a lump sum on March 22 of the Plan Year following the end of the Plan Year to which the AIP Award relates; provided, however, that if a payment date occurs on a Saturday, Sunday or bank holiday, payment will be made the next following business day.

(b)           If a Participant is eligible to participate in the Deferred Compensation Plan, then the Participant may voluntarily elect to defer receipt of his AIP Award and to cause such amount to be credited to his account with the Deferred Compensation Plan. The rules and procedures governing the Deferred Compensation Plan, including Section 409A, shall govern and be binding upon any Participants who elect to make such deferrals.

6.             Vesting and Forfeiture

(a)           Except as otherwise provided in the Plan Documents, a Participant will be vested in his AIP Award if the Participant is a regular, full time Employee on the date of payment of the AIP Award.

(b)           If a Participant becomes Disabled or has a Termination of Service due to Retirement, Layoff, transfer to a Parent Company, or death prior to the date of payment of the AIP Award, the Participant shall be vested in his AIP Award when the Participant is placed on Disability or on his Date of Termination, as applicable, in which event the AIP Award payable to the Participant for such Plan Year shall be prorated. For this purpose, the proration period will begin on January 1 of such Plan Year and will end (1) when the Participant is place on Disability or on the Participant’s Date of Termination, as applicable, or (2) December 31 of such Plan Year, whichever occurs first. Any amount payable by reason of a Participant’s death shall be paid to such Participant’s estate or to such other individuals or entities as the Committee shall direct. If a Participant terminates employment with the Participating Employer for any reason other than Retirement, Layoff, transfer to a Parent Company, or death, the Participant’s AIP Award and all rights hereunder shall be forfeited.

(c)           Notwithstanding the foregoing, in the event a Participant: (1) takes a leave of absence from the Company for personal reasons or as a result of entry into the Armed Forces of the United States, or (2) terminates employment for reasons which, in the judgment of the Committee, are deemed to be special circumstances, the Committee may consider such circumstances and may take such action (to the extent consistent with Section 409A) as it may deem appropriate under the circumstances, including extending the rights of a Participant to continue participation in the Plan beyond his Date of Termination; provided in no event may participation be extended beyond the term of the Plan Year in question.

7.             Amendment or Discontinuance

The Company may at any time and from time to time, without the consent of the Participants, alter, amend, revise, suspend, or discontinue the Plan in whole or in part. The Committee may amend Schedule A at any time and from time to time. Any such amendments may be made effective with respect to any Plan Year and with respect to any AIP Awards which, as of the date of the amendment, have not become payable.

8.             Recapitalization, Merger, and Consolidation

The existence of this Plan and the AIP Awards granted hereunder shall not affect in any way the right or power of the Company or those entities holding membership interests in the Company to make or authorize any or all adjustments, reorganizations, or other changes in the Company’s capital structure and its business, or any merger or consolidation of the Company, or the dissolution or liquidation of the Company, or any sale or transfer of all or part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

9.             General Provisions

(a)           AIP Awards shall be nontransferable and nonassignable, except that any such AIP Awards may be transferred (1) by testamentary instrument or by the laws of descent and distribution, or (2) to such individual or entity as the Committee may designate in the event of a Participant’s death.

(b)           The establishment of the Plan shall not confer any legal rights upon any Employee or other person to continued employment, nor shall it interfere with the right of any Participating Employer (which right is hereby reserved) to discharge any Employee and to treat him without regard to the effect which that treatment might have upon him as a Participant or potential Participant.

(c)           Neither the adoption of this Plan nor any action of the Board or the Committee shall be deemed to give any person any right to receive an AIP Award or any other rights except otherwise specifically provided herein.

(d)           The Company shall have the right to deduct from all amounts hereunder paid in cash, any federal, state, local, or other taxes required by law to be withheld with respect to such payments.

(e)           THE VALIDITY, CONSTRUCTION AND EFFECT OF THE PLAN, ANY PLAN DOCUMENTS, AND ANY ACTIONS TAKEN OR RELATING TO THE PLAN SHALL BE DETERMINED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED WITHIN SUCH STATE.

(f)            The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, expressly to assume and agree to perform the Company’s obligations under this Plan in the same manner and to the same extent that the Company would be required to perform them if no such succession had taken place.

(g)           The Plan shall be unfunded. Neither the Company, any Participating Employer, the Committee, nor the Board shall be required to segregate any assets or secure any liability that may at any time exist under the Plan.

IN WITNESS WHEREOF, Chevron Phillips Chemical Company LLC by its duly authorized officer(s), has caused the Plan to be amended and restated on the 24 day of February, 2006.

Chevron Phillips Chemical Company LLC

By:	/s/ James L. Gallogly

Title:	President and Chief Executive Officer

SCHEDULE A

Administrative Procedures

1.              Target AIP Awards

The following target AIP Award schedule shall apply to Participants in the Plan for the Plan Year 2005 and for subsequent Plan Years unless changed by the Company or the Committee:

Grade Level	Target (% of Salary at 12/31 of Plan Year)

99	80%

98	60%

97	55%

96	50%

95	45%

94	40%

93	35%

92	30%

91	27.5%

90	22.5%

2.              Assignment to Award Units

The Company has established Award Units for purposes of the EIP applicable to Employees generally. Each Participant shall be deemed to be a member of the Award Unit through which such individual would participate in the EIP if such individual were not a Participant in this Plan.

3.              Calculation of AIP Awards

The AIP Award payable to each Participant shall be determined under the following formula:

AIP Award	=	S * T * X/7%

Where:

S	is the Participant’s Salary;

T	is the Participant’s target AIP Award, determined under Paragraph 1 above; and

X	is the percentage of EIP Target paid to Employees in the Award Unit to which the Participant is assigned.

The above calculation may result in an AIP Award ranging from 0% up to 200% of the target AIP Award.

4.             Performance and Other Adjustments

In the case of the Chief Executive Officer (“CEO”) or other Participants who, in the Committee’s judgment, do not provide services to a single Strategic Business Unit, Facility, Technology Group or Staff, the Committee shall make a special determination as to the manner in which any such individual’s AIP Award shall be calculated.

In the event the Committee determines that an individual Participant or group of Participants has made contributions to the success of the Company which deserve special recognition, the Committee may provide for such enhancement of the AIP Awards payable to them as the Committee may deem appropriate. Conversely, if the Committee determines that an individual Participant or group of Participants has failed to make such contribution as would have been justified by application of the formula described in Paragraph 3 above, the Committee may reduce or cancel the AIP Award payable to any such Participant.